Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-190085, No. 333-198715 and 333-204032 on Forms S-8 and No. 333-197842, No. 333-198400 and No. 333-205034 on Forms S-3) of Physicians Realty Trust of our report dated February 29, 2016 with respect to the consolidated financial statements and schedule of Physicians Realty Trust and the effectiveness of internal control over financial reporting of Physicians Realty Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
February 29, 2016